Exhibit 99.1

For Further Information:

PET DRx CORPORATION:	AT FINANCIAL RELATIONS BOARD:
Gregory J. Eisenhauer, CFA	Kathy Price
EVP & Chief Financial Officer	Senior Vice President
(615) 369-1930	(213) 486-6547
kprice@frbir.com

FOR IMMEDIATE RELEASE

PET DRX CORPORATION REPORTS 2007 FINANCIAL RESULTS

NASHVILLE, Tenn - April 7, 2008 - Pet DRx Corporation (“Pet DRx” or the “Company”) (OTCBB: PDXC), a provider of veterinary primary care and specialized services to companion animals, today reported its financial results for the year ended December 31, 2007.

2007 Financial Summary

•
Revenues for the full year 2007 were $62.5 million, compared to $17.4 million reported for the full year ended December 2006. The nearly four-fold increase was primarily attributable to the acquisition of 14 veterinary hospitals in late 2006 and the first quarter of 2007.

•
Net loss for the year was $16.4 million, compared to a net loss of $1.9 million reported for the full year 2006. Included in the net loss for 2007 are $3.9 million in legal and audit fees related to the merger between Echo Healthcare Acquisition Corp. (“Echo”) and XLNT Veterinary Care, Inc. (“XLNT”) and a $3.7 million charge for the impairment of intangible assets. Additional non-recurring fees included in the 2007 net loss figure were increased interest expense associated with various financing transactions and increased expenses associated with the transition to a new corporate staff.

The majority of the costs associated with the Echo/XLNT merger were captured in the 2007 financial results even though the merger closed on January 4, 2008.

Commenting on the prior year, Robert Wallace, chief executive officer said, “2007 was a transition year for us. We primarily concentrated our efforts on attaining approval for the merger of XLNT and Echo, as well as beginning to build a business infrastructure to prepare us for life as a public company.”

Mr. Wallace added, “Now the Pet DRx management team is focused on day-to-day operations and driving the growth of our business. We believe we have the right business model, the right team and the right business strategies to deliver long-term growth. We are eager to capitalize on opportunities in 2008 and look forward to reporting our progress throughout the year.”

Gene Burleson, chairman of Pet DRx, commented, “In 2007, the Board completed the hiring of its senior management team, one that possesses deep experience in similar consolidation strategies. Our investment in folks such as Steven Johnson, president and chief operating officer, Gregory J. Eisenhauer, CFA, chief financial officer, and George Villasana, general counsel, is already reaping rewards for Pet DRx. We are seeing improvement in our core hospital operations, advantages in cost savings from the consolidation of large vendor contracts and escalated activity in our acquisition pipeline. As a result, the Board believes this management team can deliver on the guidance it has set for 2008.”

2008 Financial Guidance Affirmed

As announced in a press release issued on March 13, 2008, Pet DRx management continues to believe it can achieve the following for the full year 2008:

•	Same store revenue growth of >10% for the 26 hospitals in its current portfolio;

•	Aggregate same store hospital operating margins increasing throughout 2008 and averaging 15% to 19% for the full year (as compared to 5% in 2007);

•	Revenues for the full year (before acquisitions) in the range of $75 - $80 million; and

•	Additional pro forma revenue for the full year in the range of $40 - $60 million derived from acquisitions.

Since the first quarter of 2008 represents the initial reporting quarter for Pet DRx as a standalone entity, the Company will commence hosting conference calls to review its financial results at that time.

Pet DRx’s 2007 financial results can be found in the Annual Report on Form 10-K of Echo Healthcare Acquisition Corp. filed with the U.S. Securities & Exchange Commission (“SEC”) on April 4, 2008 and the current report on a Form 8-K, as amended, filed with the SEC on April 4, 2008.

About Pet DRx Corporation

Pet DRx Corporation, headquartered in Nashville, Tennessee, provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals. The Company currently owns and operates 26 leading veterinary hospitals in the state of California, which it has organized into unique, regional “hub and spoke” networks. Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

Safe Harbor Statement

Certain statements and information included in this press release, including statements as to the expected operations of the Company, its prospects for growth, and future product and service offerings constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability of the Company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which the Company is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth, labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the Company’s SEC reports, including its Current Report on Form 8-K, as amended, filed on April 4, 2008 and its Registration Statement on Form S-4, as amended, filed on November 8, 2007. These forward-looking statements speak only as of the date hereof. The Company disclaims any intention or obligation to update or revise any forward-looking statements.